Exhibit 99.1

Investor Relations Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Reports Second Quarter 2010 Operating Results

THE WOODLANDS, TX, August 5, 2010 – US Oncology, Inc. (“US Oncology” or “the Company”), reported revenue growth in the second quarter of 2010 of 4.2 percent to $918.4 million from $881.6 million in the same period in 2009. Adjusted EBITDA of $56.6 million in the second quarter of 2010 decreased from $62.7 million in the same period in 2009 (see definition of Adjusted EBITDA in “Discussion of Non-GAAP Information” in this release).

Additional highlights for the second quarter are as follows:

Second Quarter 2010 Highlights vs 2009

•	Total patients per day increase of 2.4 percent

•	Total radiation treatments/diagnostics scans per day decrease of 2.1 percent

•	Total physicians of 1,324 in the network at June 30, 2010, or 7.1 percent growth

•	Comprehensive Strategic Alliances (“CSA”) growth of 1.5 percent to 1,004 physicians

•	Targeted Physician Services (“TPS”) growth of 29.6 percent to 320 physicians

•	Clinical trials open to enrollment increased to 101 trials from 74 trials

•	Days inventory on hand reduced to 5.5 days from 6.4 days

Chairman and Chief Executive Officer Bruce Broussard stated: “Our second quarter results were below our internal expectations. However, our recent physician affiliation signings and pipeline growth demonstrate the strength of our offerings. Earlier this year we announced our strategic plan to expand our network by providing more flexible services with a go-to-market strategy around sales force expansion and branding. We experienced one of our best quarters signing 62 physicians to join the network and anticipate signing an additional 80-90 physicians during the next 90 days. We also experienced 61 percent new customer growth in our Healthcare Informatics business. Although impressive in growth, we are below our target and have not yet earned back our investments in sales and marketing.

Our national brand campaign, UNITED, which we launched May 3, is demonstrating early indications of increased awareness and, in the longer term, we expect will improve our brand visibility. This is an important step for US Oncology in our efforts to become a recognized leader in cancer care. The new usoncology.com website is well on its way to surpassing our goal of doubling the number of unique visitor traffic by December 2010. Among our network practices, we’ve experienced robust uptake of the campaign imagery, elements, and use of the United in Healing with US Oncology tagline including co-branded advertisements in the summer edition of CURE magazine and a majority of CSA practices including the United in Healing co-brand on their marketing materials.

We’re gaining traction with our electronic health record (EHR) sales in the open market having signed an additional 25 providers to iKnowMed this quarter with an additional 40 in our pipeline. The next major milestone incentivizing the use of EHRs across the United States was reached last week as the Final Rules surrounding Meaningful-Use and EHR certification were published by the Centers for Medicare & Medicaid Services (CMS) and Office of the National Coordinator for Healthcare IT (ONC). We continue to focus our development efforts on meeting the certification requirements and proving Meaningful-Use and are poised to successfully accomplish this goal through our newly launched iKnowMed Technology Platform.

Innovent Oncology, our payer quality and care management solution, signed its first contract with Aetna, which launched June 1. The contract initially covers 2.7 million lives in Texas and has the potential to expand to 12 million lives across 20 states. Discussions continue with a number of large national payers. We anticipate two to three additional signings during the second half of the year. In addition, the Association of Northern California Oncologists (ANCO) has selected Innovent Oncology as a payer-provider strategy for its members.

Overall, we believe we have increased the speed of execution of our strategic initiatives at the end of the quarter and in July. We continue to believe that investments in these strategies will pay off in the long run. We will be patient and persistent in building our network and increasing patient volume. We remain excited about our future and our position in the industry.”

Medical Oncology Services

Medical oncology services revenue increased by $8.1 million, or 1.3 percent, to $613.7 million in the second quarter of 2010 as compared to the same period in 2009 primarily due to higher patient volumes reflecting a 1.3 percent increase in medical and other oncologists and physicians affiliated through CSA agreements, particularly within specialties providing services with higher reimbursement such as surgery.

Adjusted EBITDA increased to $19.4 million from $17.2 million, or by 12.8 percent, primarily due to earnings associated with revenue growth and an increase in drug margins in the current period, including from the temporary conversion of Eloxatin to generic status. Excluding the impact of earnings from the temporary conversion of Eloxatin to generic status, medical oncology EBITDA decreased slightly due to the impact of lower utilization of Erythropoiesis-Stimulating Agents (“ESAs”) and drug costs increasing in advance of reimbursement, as well as higher non drug operating costs.

As generic drugs are introduced to the market, earnings temporarily increase because drug costs decline significantly but reimbursement tied to Average Sales Price (“ASP”), including Medicare, remains at the branded price for a period of approximately six months. However, after ASP-based reimbursement adjusts, earnings with respect to a generic drug are typically significantly lower than the earnings from a branded pharmaceutical. In the case of Eloxatin, a patent lawsuit was settled in April 2010 requiring pharmaceutical companies to stop selling the drug in generic form after June 30, 2010. We acquired a significant amount of the lower cost generic product prior to July 1, which we expect will provide enough inventory to meet the needs of our practices through December 2010. As a result, we avoided having to purchase the branded drug upon reentry after July 1 at a much higher price.

Cancer Center Services

Cancer center services revenue increased by $2.4 million, or 2.5 percent, to $99.5 million and Adjusted EBITDA decreased $0.6 million, or 1.7 percent, to $34.0 million in the second quarter of 2010 as compared to the same period in 2009. The increase in revenue reflects investments in radiation and diagnostic equipment and continued shift toward advanced therapies such as intensity modulated radiation therapy (“IMRT”), image guided radiation therapy (“IGRT”) and stereotactic radiosurgery (“SRS”), which are reimbursed at higher rates. During the second quarter of 2010, IMRT represented 28.2 percent of total radiation treatments compared to 26.4 percent for the same period in 2009. The revenue increase was partially offset by lower radiation treatment and diagnostic scan volumes due primarily to growth in advanced treatment options, such as SRS, that require fewer sessions than conventional radiation therapy, a reduction in referrals and slower new cancer patient growth. Adjusted EBITDA decreased by $0.6 million from the same period in 2009 due primarily to lower volumes as well as higher operating costs.

In the second quarter of 2010, our network operated 124 linear accelerators, 39 positron emission tomography systems (“PET”) and 66 computed tomography systems (“CT”), which represents increases of three units, one unit and two units, respectively, over the second quarter of 2009.

Pharmaceutical Services

Pharmaceutical services revenue in the second quarter of 2010 increased by $31.2 million, or 5.0 percent, to $655.4 million as compared to the same period in 2009. The revenue increase is primarily due to 69 additional medical oncologists affiliated through CSA and TPS arrangements since the second quarter of 2009. Pharmaceutical services Adjusted EBITDA was $21.8 million for the second quarter of 2010 compared to $25.4 million in the same period of 2009. The EBITDA decrease relates primarily to investments supporting our United Network strategy, lower margins on distribution purchasing and TPS arrangements and lower informatics earnings.

Research and Other Services

Research and other services revenue in the second quarter of 2010 was $19.9 million, an increase of $1.5 million compared to the same period in 2009 as the current period includes revenues from our new contract research organization that started generating revenues at the end of 2009, revenues associated with recent acquisitions, and a billing adjustment for certain research services rendered in 2009 and the first quarter of 2010 related to currently ongoing trials. Adjusted EBITDA in the second quarter of 2010 was $0.9 million, a decrease of $0.5 million from the second quarter of 2009 due to costs incurred to support certain strategic initiatives, including personnel and advertising expenses. During the second quarter of 2010, our research network was enrolling patients to 101 clinical trials as compared to 74 clinical trials in the second quarter of 2009, reflecting the commitment of our affiliated physicians to providing their patients access to alternative therapies.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $19.5 million in the second quarter of 2010 compared to $15.9 million in the second quarter of 2009. This increase is primarily related to higher marketing and branding costs associated with our UNITED campaign which launched in May, as well as personnel and other investments to complement our growth strategies, which were partially offset by an insurance refund recognized in the current quarter.

Impairment and Restructuring Charges

Impairment and restructuring charges are summarized in the table below (in millions):

	Q2 2010	Q2 2009
Severance costs	$0.7	$0.4
Service agreements, net	2.5	—
Other	0.1	—

	$3.3	$0.4

During the second quarter of 2010 and 2009, we recognized severance charges of approximately $0.7 million and $0.4 million, respectively, related to employee separations. During the second quarter of 2010, we also exited two small CSA arrangements that we believe, long term, did not provide an adequate return on investment. As a result, we recorded an impairment charge related to one of these practices which had an unamortized service agreement intangible of $2.5 million. In addition, during the second quarter of 2010, we transitioned a practice of 9 physicians from a CSA arrangement to a TPS arrangement demonstrating the flexibility of our suite of product offerings. We did not record an impairment charge related to this transition.

Net Loss Attributable to the Company

Net loss attributable to the Company for the second quarter of 2010 was $1.9 million compared to net loss of $7.6 million in the same period in 2009. Despite lower EBITDA as described above, the net loss improvement from prior year is primarily due to a $22.4 million loss on early extinguishment of debt in the second quarter of 2009 associated with the refinancing of our senior notes and credit facility. This was partially offset by higher interest expense and impairment and restructuring charges in the current year.

Cash Flow and Working Capital Management

Cash from operations in the second quarter of 2010 was $61.5 million compared to $42.5 million generated from operations for the same period in 2009. The $19.0 million increase reflects higher interest payments in prior year related to the Company’s term loans under its senior secured credit facility and its $300 million senior notes which were refinanced in June 2009. In connection with the refinancing, the Company made its final interest payment on the senior notes in June 2009 that otherwise would have been paid in August 2009 under their semiannual payment schedule.

Accounts receivable days increased to 32 days as of June 30, 2010 from 30 days as of June 30, 2009 due to a lag in claim payment and lower reimbursement by Medicare for physician services as Congress acted to reverse the reduction in payment for physician services that went into effect on June 1, 2010. Medicare has automatically reprocessed the claims and is expected to reimburse the incremental fees during the third quarter.

During the second quarter, we received notice from one of our largest distributors that our current credit terms will be reduced. We are evaluating options which include obtaining an alternative supply arrangement or operating under reduced credit terms with the current supplier. We expect that our liquidity will could be reduced by $40-90 million depending upon the final payment terms obtained and, if necessary, letters of credit required to support our obligation to the supplier. However, we anticipate our EBITDA may increase as a result of improved economics for the new arrangement. In addition, we expect to temporarily invest approximately $90 million in the third and fourth quarters of 2010 for large drug purchases to obtain availability of certain generic product and lower costs on other branded products over the remainder of 2010.

As of August 3, 2010, the Company had liquidity of approximately $295.9 million, including cash and investments of approximately $206.3 million and availability under its revolving credit facility of $89.6 million.

Contingencies and Risks

A proposed Risk Evaluation and Mitigation Strategy (“REMS”) for ESA was filed by ESA manufacturers with the U.S. Food and Drug Administration (“FDA”) in August, 2008 and became effective on March 24, 2010. The REMS is focused on ESA prescribing guidelines and includes additional patient consent/education requirements, medical guides and physician registration requirements. The REMS also outlines additional procedural steps that will be necessary for qualified physicians to order and prescribe ESAs for their patients.

We believe it is not currently possible to estimate the impact of the REMS as prescribing patterns are changing now that the REMS is in effect. We believe a possible impact of the REMS could be further significant reductions in ESA utilization.

We continue to believe that we are well-positioned throughout healthcare reform. We also continue to believe that increased government spending required by the legislation, coupled with existing and growing federal budget deficits, will create future reimbursement pressures on providers as the government attempts to slow spending increases in healthcare and other entitlement programs.

Increased responsibilities of private payers would increase pressure to reduce unit payments to providers from the private sector. These cost reduction pressures and incentives around Accountable Care Organizations (“ACOs”), would also increase competitive pressure on US Oncology from hospitals. While the reform legislation itself is neutral to positive for US Oncology, its failure to substantively address intensifying systemic cost and financing issues creates further pressure on us to implement our strategic plans aimed at these issues.

In late 2009, The Centers for Medicare and Medicaid Services (“CMS”) announced payment rates under the 2010 physician fee schedule which included a 21.3 percent reduction under provision of the Sustainable Growth Rate (“SGR”) formula. Historically, Congress has intervened to prevent significant reductions in reimbursement rates and, most recently, passed The Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 (H.R. 3962) which delays the payment reduction until November 30, 2010 and includes a 2.2 percent increase in the conversion factor for services provided from June 1, 2010 through November 30, 2010. H.R. 3962 was signed into law by President Obama on June 25, 2010. H.R. 3962 also included rate change adjustments related to the Geographic Practice Cost Index retroactive to services provided beginning January 1, 2010. If reimbursement under H.R. 3962 were to remain in effect until December 31, 2010, EBITDA for the current year would increase by approximately $3.0 million as compared to reimbursement in effect prior to passage. The SGR remains scheduled to reduce by 21.3 percent effective December 1, 2010. If Congress fails to act and avert this reduction, approximately $1 million of the potential H.R. 3962 increase would not be realized in 2010. However, we expect that the Congress, in the long run, will continue to act to avert the SGR cut with a flat or marginally higher conversion factor.

As previously disclosed, during the first quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. In addition, as previously disclosed, the Company and an affiliated practice have received a request for information from the Federal Trade Commission and a state Attorney General relating to an antitrust investigation of a recent transaction in which a group of physicians joined the affiliated practice. Also, as previously disclosed, on July 29, 2009 the Company received a subpoena from the U.S. Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. There were no material developments in these matters during the second quarter of 2010 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported Adjusted EBITDA of $56.5 million, net loss of $13.0 million and operating cash outflow of $61.4 million for the second quarter of 2010. The operating results of US Oncology and Holdings are reconciled below (in millions).

		Q2 2010	Q2 2009
Net Loss attributable to US Oncology		$(1.9)	$(7.6)

Less:	General and adminstrative expense	(0.1)	—
	Interest expense	(8.5)	(9.7)
	Unrealized loss on swap	(2.8)	(1.7)
	Income taxes	0.3	1.6

Net Loss attributable to Holdings		$(13.0)	$(17.4)

Compared to the second quarter of 2009, interest expense associated with the Holdings’ notes decreased to $8.5 million from $9.7 million, despite increasing principal associated with settling interest in kind, due to lower LIBOR rates in the current period.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of a portion of interest accruing on Holdings’ indebtedness.

As of June 30, 2010, the indebtedness issued by US Oncology Holdings, Inc., amounted to $509.7 million. In March 2010, the Company elected to settle interest due on September 15, 2010 through the issuance of additional notes expected to have a principal value of $17.1 million. The Company expects future interest payments will also be settled in kind for the foreseeable future. Based on LIBOR rates as of June 30, 2010, if the Company were to settle all future interest payments in kind, the principal balance of the notes would be approximately $580 million upon maturity in March 2012.

The Company and Holdings will host a conference to discuss their 2010 second quarter financial results and a simultaneous webcast to be hosted by management on August 5, 2010 at 11:00 AM Eastern Time following distribution of the earnings release. Additional information will be available on the Company’s website, www.usoncology.com, in the News Room on the day of the earnings announcement.

US/Canada Dial-in #: (877) 615–1716

Conference ID #: 86905890

Web Cast Link: This link gives participants access to the live and/or archived event. This URL can be distributed for posting on various websites, or for inclusion in email notifications.

http://event.meetingstream.com/r.htm?e=229825&s=1&k=E07E3756A3A255A7AD7CE6F17A73A278

The archived replay of the event will be available through the News Room on the Company’s website (www.usoncology.com).

About US Oncology

US Oncology, Inc. is the nation’s leading integrated oncology company. By uniting the largest cancer treatment and research network in America, US Oncology expands patient access to high-quality, advanced care and advances the science of cancer care. Headquartered in The Woodlands, Texas, US Oncology is affiliated with more than 1,300 community oncologists, and works with patients, payers, and the medical industry across nearly all phases of the cancer research and delivery system. Through the use of innovative technology, clinical research, evidence-based medicine and shared best practices, US Oncology seeks to improve patient outcomes and offer a better patient experience. For more information, visit www.usoncology.com.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. We use words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions to identify these forward-looking statements. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such expectations are subject to risks and uncertainties, including those set forth below:

•

the impact of healthcare reform in the United States, including the recently passed Patient Protection and Affordable Care Act and Health Care and Education Reconciliation Act of 2010, and the related impact on cancer care

•	the impact of a recession in the U.S. or global economy

•

the Company’s reliance on pharmaceuticals for the majority of its revenues and its ability to maintain favorable pricing, credit terms, and relationships with pharmaceutical manufacturers and other vendors

•	concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors

•	governmental reimbursement for patient care, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services)

•

reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage

•	other changes in the manner patient care is reimbursed or administered

•	continued migration to generic alternatives for branded pharmaceuticals

•	the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees

•	the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements

•	the Company’s ability to fund its operations through operating cash flow or utilization of its credit facility or its ability to obtain additional financing on acceptable terms

•	the Company’s ability to implement strategic initiatives

•

the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements

•	the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers

•	government regulation, investigation and enforcement

•	increases in the cost of providing cancer treatment services

•	the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations or poor operating performance

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock-based compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges, loss on early extinguishment of debt and other non-cash charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management also believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

RESULTS OF OPERATIONS

The Company operates and manages its business through four operating segments. The table below compares the results of the second quarter of 2010 to the results of the corresponding period of the prior year (dollars in millions).

	Q2 2010	Q2 2009	% Change
Revenue
Medical oncology services	$613.7	$605.6	1.3
Cancer center services	99.5	97.1	2.5
Pharmaceutical services	655.4	624.2	5.0
Research and other	19.9	18.4	8.2
Eliminations (1)	(470.1)	(463.7)	(1.4)

Total	$918.4	$881.6	4.2

Operating income (loss) (2)
Medical oncology services	$19.4	$17.2	12.8
Cancer center services	24.9	25.0	(0.4)
Pharmaceutical services	21.2	24.9	(14.9)
Research and other	0.7	1.3	(46.2)
Corporate costs (3)	(34.7)	(31.2)	(11.2)
Impairment and restructuring charges (4)	(3.3)	(0.4)	nm (5)

Total	$28.2	$36.8	(23.4)

Adjusted EBITDA and EBITDA
Medical oncology services	$19.4	$17.2	12.8
Cancer center services	34.0	34.6	(1.7)
Pharmaceutical services	21.8	25.4	(14.2)
Research and other	0.9	1.4	(35.7)
Corporate costs (3)	(19.5)	(15.9)	(22.6)

Adjusted EBITDA (4)	$56.6	$62.7	(9.7)
Loss on early extinguishment of debt (4)	—	(22.4)	nm (5)
Impairment and restructuring charges (4)	(3.3)	(0.4)	nm (5)
Other non-cash charges (4)	(0.1)	—	nm (5)

EBITDA (2)	$53.2	$39.9	33.3

Net income (loss) attributable to US Oncology, Inc.	$(1.9)	$(7.6)	nm (5)
Operating cash flow	$61.5	$42.5	44.7

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive strategic alliances (medical oncology segment).
(2)	Operating income (loss) differs from segment EBITDA by the amount of depreciation and amortization attributed to the segment results.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Loss on early extinguishment of debt, impairment and restructuring charges and other non-cash charges are excluded from Adjusted EBITDA.
(5)	Not meaningful

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q2 2010	Q2 2009	% Change
Physician Network Summary:

Medical oncologists	747	751	(0.5)
Radiation oncologists	163	159	2.5
Other oncologists and physicians	94	79	19.0

Total CSA physicians (1)	1,004	989	1.5

TPS/OPS(2) physicians	320	247	29.6

Total physicians	1,324	1,236	7.1

Total physicians signed but not started at the end of the period	75	84	(10.7)

Total iKnowMed providers signed but not started at the end of the period	138

Daily Patient Volumes: (3)

Total patient visits	12,060	11,778	2.4
Total new patients	1,177	1,148	2.5
New cancer patients	622	617	0.8
Radiation treatments/ diagnostic scans (4)(6)	3,776	3,857	(2.1)

Other Statistics:

Radiation oncology facilities (5)(6)	99	94	5.3

Linear accelerators	124	121	2.5
PET systems	39	38	2.6
CT systems	66	64	3.1

New patients enrolled in research studies during the period	1,100	740	48.6
Clinical trials open to enrollment	101	74	36.5

Accounts receivable days outstanding	32	30	6.7

Days inventory on hand	5.5	6.4	(14.1)

Notes to Key Operating Statistics:

(1)	Includes 9 physicians from the Seattle, WA practice that converted to a TPS/OPS relationship effective June 30, 2010.
(2)	Oncology Pharmaceutical Services (“OPS”) practices are a subset of TPS practices who choose to only access limited services and are not considered members in the United Network of US Oncology.
(3)	Patient volumes include information for practices affiliated under comprehensive strategic alliances only, and do not include the results of TPS practices.
(4)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(5)	2010 includes 84 integrated cancer centers and 15 radiation-only facilities and 2009 includes 79 integrated cancer centers and 15 radiation-only facilities.
(6)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2010	2009
Product revenue	$620,730	$594,572
Service revenue	297,629	287,075

Total revenue	918,359	881,647

Cost of products	614,647	582,219

Cost of services:
Operating compensation and benefits	140,960	138,146
Other operating costs	86,663	82,648
Depreciation and amortization	17,440	17,935

Total cost of services	245,063	238,729

Total cost of products and services	859,710	820,948
General and administrative expenses	20,237	16,256
Impairment and restructuring charges	3,269	381
Depreciation and amortization	6,959	7,237

	890,175	844,822

Income from operations	28,184	36,825

Other income (expense):
Interest expense, net	(27,672)	(22,484)
Loss on early extinguishment of debt	—	(22,353)
Other income (expense)	(387)	37

Income (loss) before income taxes	125	(7,975)
Income tax benefit (provision)	(1,009)	1,324

Net loss	(884)	(6,651)

Less: Net income attributable to noncontrolling interests	(1,016)	(944)

Net loss attributable to the Company	$(1,900)	$(7,595)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Product revenue	$1,209,777	$1,157,652
Service revenue	589,044	566,556

Total revenue	1,798,821	1,724,208

Cost of products	1,196,434	1,133,804

Cost of services:
Operating compensation and benefits	282,839	275,786
Other operating costs	169,343	163,344
Depreciation and amortization	34,928	35,500

Total cost of services	487,110	474,630

Total cost of products and services	1,683,544	1,608,434
General and administrative expenses	39,871	34,387
Impairment and restructuring charges	4,081	1,790
Depreciation and amortization	15,225	14,770

	1,742,721	1,659,381

Income from operations	56,100	64,827

Other income (expense):
Interest expense, net	(55,117)	(45,106)
Loss on early extinguishment of debt	—	(22,353)
Other income (expense)	(157)	37

Income (loss) before income taxes	826	(2,595)
Income tax benefit (provision)	(914)	(2,280)

Net loss	(88)	(4,875)

Less: Net income attributable to noncontrolling interests	(1,946)	(1,703)

Net loss attributable to the Company	$(2,034)	$(6,578)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net cash provided by operating activities	$75,485	$73,555

Cash flows from investing activities:
Acquisition of property and equipment	(29,731)	(37,499)
Net payments in affiliation transactions	(1,764)	(3,369)
Investments in unconsolidated subsidiaries	(767)	(53)
Net payments for acquisition of business	(4,367)	—
Distributions from unconsolidated subsidiaries	2,142	1,494

Net cash used in investing activities	(34,487)	(39,427)

Cash flows from financing activities:
Proceeds from Senior Secured Notes	—	758,926
Net distributions to parent	(9,172)	(4,064)
Repayment of term loan	—	(436,666)
Repayment of Senior Notes	—	(311,578)
Repayment of other indebtedness	(6,712)	(8,905)
Debt financing costs	(110)	(16,157)
Distributions to noncontrolling interests	(2,500)	(1,156)

Net cash used in financing activities	(18,494)	(19,600)

Increase (decrease) in cash and cash equivalents	22,504	14,528
Cash and equivalents:
Beginning of period	161,589	104,476

End of period	$184,093	$119,004

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and equivalents	$184,093	$161,589
Accounts receivable	397,329	349,659
Other receivables	25,320	30,928
Prepaid expenses and other current assets	25,135	20,818
Inventories	152,167	152,642
Deferred income taxes	6,002	6,002
Due from affiliates	25,628	30,699

Total current assets	815,674	752,337

Property and equipment, net	389,098	404,928
Service agreements, net	240,195	251,397
Goodwill	378,917	377,270
Other assets	72,152	73,259

Total assets	$1,896,036	$1,859,191

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$11,395	$10,579
Accounts payable	343,251	279,788
Due to affiliates	106,462	110,888
Accrued compensation cost	46,748	50,775
Accrued interest payable	39,706	40,373
Income taxes payable	2,396	3,114
Other accrued liabilities	29,724	33,691

Total current liabilities	579,682	529,208

Deferred revenue	3,842	4,636
Deferred income taxes	36,328	36,658
Long-term indebtedness	1,067,489	1,074,288
Other long-term liabilities	20,524	15,739

Total liabilities	1,707,865	1,660,529

Equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	544,083	551,986
Retained earnings (accumulated deficit)	(370,964)	(368,930)

Total Company stockholder’s equity	173,120	183,057

Noncontrolling interests	15,051	15,605

Total equity	188,171	198,662

Total liabilities and equity	$1,896,036	$1,859,191

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net income (loss)	$(884)	$(6,651)	$(88)	$(4,875)
Add back:
Interest expense, net	27,672	22,484	55,117	45,106
Income tax provision (benefit)	1,009	(1,324)	914	2,280
Depreciation and amortization	24,399	25,172	50,153	50,270
Amortization of stock compensation	623	268	1,269	837
Other (income) expense	387	(37)	157	(37)

EBITDA	53,206	39,912	107,522	93,581
Plus:
Loss on early extinguishment of debt	—	22,353	—	22,353
Impairment and restructuring charges	3,269	381	4,081	1,790
Other non-cash charges	98	65	196	65

Adjusted EBITDA	56,573	62,711	111,799	117,789

Changes in assets and liabilities	33,910	4,301	20,047	1,096
Deferred income tax provision (benefit)	(299)	(3,324)	(330)	2,056
Interest expense, net	(27,672)	(22,484)	(55,117)	(45,106)
Income tax benefit (provision)	(1,009)	1,324	(914)	(2,280)

Net cash provided by operating activities	$61,503	$42,528	$75,485	$73,555